CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Financial Adviser Class of Shares Prospectus and "Independent Auditors" in the No-Load Class of Shares and Financial Adviser Class of Shares Statement of Additional Information and to the use, in this Post-Effective Amendment Number 2 to Registration Statement (Form N-1A Nos. 33-89754 and 811-8992) dated January 29, 1996, of our report on the financial statements and financial highlights of FundManager Trust (comprising, respectively, Aggressive Growth Fund, Growth Fund, Growth & Income Fund, Bond Fund and Managed Total Retum Fund, formerly Republic Funds) dated November 10, 1995.




                                                       /s/ERNST & YOUNG LLP
                                                       ERNST & YOUNG LLP


Boston, Massachusetts
January 25, 1996